Exhibit 99.2

Sonic Foundry Announces Agreement to Sell its

Mediasite Business to Enghouse Systems

MADISON, Wis., January 4, 2024 – Sonic Foundry, Inc. (OTC: SOFO), the trusted leader in developing comprehensive video recording and streaming solutions for corporations, health care organizations and government entities today announced that it has reached a definitive agreement to sell its Mediasite product and service business to Enghouse Systems Ltd.

Under the terms of the agreement, Sonic Foundry will sell the assets of its Mediasite business including its Japanese and Dutch subsidiaries for US$ 15.5 million in cash (subject to certain price adjustments). Closing of the transaction is subject to approval by Sonic Foundry shareholders and certain customary closing conditions. The Sonic Foundry board of directors, executive officers, and a major shareholder (collectively owning approximately 50% of the outstanding common stock) have entered into support agreements with Enghouse, committing to vote in favor of the transaction.

Sonic Foundry CEO Joe Mozden, Jr. commented, “We are pleased to have identified a strategic buyer for the Mediasite business. Enghouse’s expertise in growing enterprise software businesses and their portfolio of complementary video communications solutions makes them a natural fit to acquire Mediasite. We firmly believe that Enghouse is the ideal partner to expand that business and serve the needs of our long-term customer base. The sale also aligns with the strategic vision I first laid out for Sonic Foundry, creating more opportunities and flexibility for us to focus on our emerging new businesses, Vidable® and Global Learning Exchange™.”

It is currently expected that the acquisition will be completed in the first quarter of 2024.

About Sonic Foundry
Founded in 1991 and headquartered in Madison, Wis., Sonic Foundry (OTC: SOFO) is dedicated to transforming how the world works and learns through innovative and scalable technology solutions. They help customers maximize the value of their video initiatives and infrastructure while leveraging their expertise and global footprint to help unlock a smarter, more connected world for learners, workers, and entrepreneurs everywhere. Sonic Foundry’s family of brands includes Mediasite®, Video Solutions, Vidable™ and Global Learning Exchange™, which are trusted by thousands of educational institutions, corporations, and health care organizations in dozens of countries around the world. For more information visit www.sonicfoundry.com.

About Enghouse Systems Limited

Enghouse Systems Ltd. is a Canadian publicly traded company (TSX: ENGH) that provides vertically focused enterprise software solutions focusing on contact centers, video communications, healthcare, telecommunications, public safety and the transit market. Enghouse has a two-pronged growth strategy that focuses on internal growth and acquisitions, which are funded through operating cash flows. The company has no external debt financing and is organized around two business segments: the Interactive Management Group and the Asset Management Group. For more information, please visit www.enghouse.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide. These risks and uncertainties include but are not limited to: the risk that the proposed transaction may not be completed in a timely manner or at all; the satisfaction of conditions to completing the transaction, including the ability to secure approval by a two-thirds vote of Sonic Foundry’s stockholders; risks that the proposed transaction could disrupt current plans and operations; costs, fees and expenses related to the proposed transaction; and other risks disclosed in our annual report on Form 10-K and our other filings with the Securities and Exchange Commission (“SEC”). These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the Company’s investor relations department. All of the information and disclosures we make in this news release, including any forward-looking statements, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Additional Information about the Proposed Transaction and Where You Can Find It
Sonic Foundry plans to file a proxy statement with the SEC relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of Sonic Foundry to be held for the purpose of voting on matters relating to the proposed transaction.  BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SONIC FOUNDRY SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by Sonic Foundry with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, stockholders of Sonic Foundry may obtain free copies of the documents filed with the SEC by contacting Sarah Wilde at (608) 443-2018, or by writing to Sarah Wilde, Sonic Foundry, Inc., 222 W. Washington Ave, Madison, Wisconsin 53703.

Interests of Certain Participants in the Solicitation
Sonic Foundry and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Sonic Foundry in favor of the proposed transaction.   Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Media Contact:
Sonic Foundry
Sarah Wilde
608.443.2018